UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2013

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4751 Wilshire Boulevard, Third Floor Los Angeles, CA	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (805) 690-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 12, 2013, Mandalay Digital Group, Inc. (the “Company”), through its indirect wholly owned subsidiary organized under the laws of Australia, Digital Turbine Australia Pty Ltd (“DT Australia”), acquired all of the issued and outstanding stock of Mirror Image International Holdings Pty Ltd ("MIAH"). MIAH owns direct or indirect subsidiaries Mirror Image Access (Australia) Pty Ltd (MIA), MIA Technology Australia Pty Ltd (MIATA) and MIA Technology IP Pty Ltd (together the MIAH, the “MIA Group”).

The acquisition was effected pursuant to a Stock Purchase Agreement dated April 12, 2013. The aggregate purchase price was AUD$7,000,000, subject to certain adjustments as set forth in the Stock Purchase Agreement. The adjustments relate to payments on behalf of the sellers of a selling agent’s commission, payment of the seller’s agreed portion of representation and warranty insurance premiums and payments made to 3 employees to cancel their rights to acquire shares in MIAH. The purchase price was comprised of (i) cash in the amount of AUD$1,220,000, (ii) 5,055,822 shares of common stock of the Company with an aggregate value of AUD$3,500,000, at an effective price per share of U.S.$0.73, and (iii) a promissory note issued by DT Australia in the principal amount of AUD$2,280,000 (the “DT Australia Note”).

The source of funds used in the acquisition includes $1,000,000 invested by Peter Guber (through Guber Family Trust) and Robert Ellin (through Trinad Capital Master Fund). Mr. Guber and Mr. Ellin are affiliates of the Company through board membership and stockholdings.

The common stock issued as part of the purchase price is subject to lock-up for twelve months following the closing (except for AUD$250,000 of the common stock).

The DT Australia Note is payable to a nominee of the sellers, Zingo (Aust) Pty Ltd, bears interest at the rate of 6%, compounded monthly, matures 90 days from closing, and is secured by a pledge of the shares of MIAH and MIATA. The DT Australia Note is subject to early maturity if the Company raises additional capital in excess of the amount required to retire the note. At the election of the holders of the DT Australia Note, all or part of the principal and accrued interest may be redeemed for common stock of the Company at a price of USD $0.73 per share converted to Australian dollars using the exchange rate applicable as of the date of conversion.

Payment of the DT Australia Note is also guaranteed by an unsecured guaranty of the Company. Under an Inter-Creditor Agreement between the sellers and the senior secured creditors of the Company, the parties have agreed that the pledge of the MIAH and MIATA stock in favor of the sellers shall be a first priority lien, and that the sellers may seek to enforce both the pledge of the stock of MIAH and MIATA and the guarantee but cannot collect more than the outstanding amounts due under the DT Australia Note.

The Company intends to retire the DT Australia Note through capital raised in one or more financing transactions, however, there is no assurance the Company will be successful in raising the capital necessary to retire the DT Australia Note in a timely matter, on acceptable terms or at all.

The Stock Purchase Agreement contains various customary representations and warranties in favor of the Company. Except in the case of fraud, the Company’s recourse for breach of the representations and warranties is limited to recovery under a policy of representation and warranty insurance issued by HCC International. The premium cost of the policy including brokerage fees, taxes and expenses was AUD$110,000, AUD$80,000 of which was paid by sellers and the balance by the Company. The policy will be for 100% of the purchase consideration. Claims may be made for most representations and warranties for a period of 18 months from closing, 27 months with respect to claims related to intellectual property , and six years with respect to taxes. Claims must be for at least $25,000 and there must be at least $100,000 of claims before the insurer is liable.

The transaction documents are subject to New South Wales, Australia law and exclusive jurisdiction of the courts of New South Wales. The Inter-Creditor Agreement is governed by New South Wales law (and subject to the jurisdiction of its courts) except to the extent that any action required under the senior secured credit documents will be governed by the laws of California.

All of the stock of the Company will be issued in a private offering under Section 4(2) of the Securities Act of 1933 or Regulation D or Regulation S thereunder. In addition, all of the stock of the Company that is issued (except for AUD$250,000 of the common stock) will be subject to a Registration Rights Agreement that provides, subject to certain conditions, for three years, piggy back rights and inclusion on the Company’s currently pending registration statement.

The foregoing description of the Stock Purchase Agreement, DT Australia Note, Inter-Creditor Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which shall be filed by amendment to this report and, when filed, shall be incorporated into this Item 1.01 by reference.

On April 12, 2013, we issued a press release announcing the entry into the Stock Purchase Agreement. A copy of the press release is appended hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The financial statements and pro-forma financial information required by Item 9.01 are not included in this report but will be filed by amendment not later than 71 calendar days after the date that the initial report on Form 8-K related to the transaction described in Item 2.01 must be filed.

99.1 The press release noted in Item 1.01 is filed as an exhibit hereto.

Other exhibits required to be filed by this item will be filed by amendment prior to the due date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: April 12, 2013	By:	/s/ Peter Adderton
Peter Adderton Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release regarding mia transaction, issued April 12, 2013.